H. C. STONE & ASSOCIATES

                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT made this 1st day of December, 1996; by and between:

                             H.C. STONE & ASSOCIATES
                         405 Douglas Avenue, Suite #2305
                        Altamonte Springs, Florida 32714
                           Telephone : [407] 869-8447

a Florida Corporation [hereinafter referred to as "HCS"], and :

NORTH AMERICAN RESORTS, INC
301 East Hillcrest Street
Orlando, Florida 32801
Telephone : [407] 841-1917

a Colorado Corporation [hereinafter referred to as the "COMPANY"],

collectively HCS and the COMPANY hereinafter referred to as "the parties".

                                   WITNESSETH

WHEREAS, HCS is an investor relations, direct marketing, publishing, public relations, and advertising firm with expertise in the dissemination of information about private and publicly traded companies; and is in the business of providing investor relations services, public relations services, publishing, advertising services, fulfillment services, marketing of business formats and opportunities, financing arrangements, private placements and other related programs, services and products; and

WHEREAS, the COMPANY is publicly held with its common stock trading on one or more stock exchanges and/or over-the-counter; or the COMPANY desires to become a publicly held company with its common stock trading on one or more stock exchanges and/or over-the-counter; and

WHEREAS, the COMPANY desires to publicize itself with the intention of making its business better known to its shareholders, investors, brokerage houses, potential investors, or shareholders and various media; and

WHEREAS, HCS is willing to accept the COMPANY as a client; and

WHEREAS, the COMPANY requires investor relations services and desires to employ and/or retain HCS to provide such services as an independent contractor, and HCS is agreeable to such a relationship and/or arrangement, and the parties desire a written document to formalizing and defining their relationship and evidencing the terms of their Agreement;

THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, it is agreed as follows;



                         DEFINITIONS AND INTERPRETATIONS

1. CAPTIONS AND SECTION NUMBERS
The headings and section references to this Consulting Agreement are for convenience of reference only and do not form a part of this Consulting Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Consulting Agreement or any provision thereof.

2. EXTENDED MEANINGS
The words "hereof", "herein", "hereunder", "hereto" and similar expressions used in any clause, paragraph or section of this Consulting Agreement and any Addendum's and/or Exhibits attached to this Consulting Agreement will relate to the whole of this Consulting Agreement including any attached Addendums and/or Exhibits and not to that clause, paragraph or section only, unless otherwise expressly provided.

3. NUMBER AND GENDER
In this Consulting Agreement words importing the masculine gender include the feminine or neuter gender and words in the singular include plural, and vice versa.

4. SECTION REFERENCES AND SCHEDULES
Any reference to a particular "article", "section", "paragraph" or other subdivision of this Consulting Agreement and any reference to a schedule, exhibit or addendum by name, number, and/or letter will mean the appropriate schedule, exhibit or addendum attached to this Consulting Agreement and by such reference is incorporated into and made part of this Consulting Agreement.

                                    AGREEMENT

5. APPOINTMENT
The COMPANY hereby appoints and engages HCS as its investor relations counsel and hereby retains and employs HCS upon the terms and conditions of this Consulting Agreement. HCS accepts such appointment and agrees to perform the services upon the terms and conditions of said Consulting Agreement.

6. ENGAGEMENT
The COMPANY engages HCS to publicize the COMPANY to brokers, prospective investors and shareholders and as further described below and subject to further provisions of this Consulting Agreement. HCS hereby accepts said engagement and the COMPANY as a client, and agrees to publicize the COMPANY as further described below and subject to the further provisions of this Consulting Agreement.

7. AUTHORITY AND DESCRIPTION OF SERVICES
During the term of this Consulting Agreement HCS shall furnish various professional services and advice as specifically requested by T. ARRIGONI, who is an authorized representative of the COMPANY, and holds the position of SENIOR CONSULTANT, with the COMPANY. Said professional services and advice shall relate to those services and advice shall relate to those services, items and/or subjects described in Addendum "A", which is attached hereto and made apart hereof by this reference, and/or as follows;

         a. HCS shall act, generally, as corporate investor relations counsel, essentially acting [1] as liaison between the COMPANY and its shareholders; [2] as advisor to the COMPANY with respect to existing and potential market makers, broker-dealers, underwriters, and investors as well as being the liaison between the COMPANY and such persons; and [3] as advisor to the COMPANY with respect to communications and information, which may include, but is not necessarily limited to, preparation of one page magazine advertorial, writing a corporate profile, preparation of a research report, planning, developing, designing, organizing, writing and distributing such communications and information.

         b. HCS shall assist in establishing, and advise the COMPANY with respect to interviews of the COMPANY Officers by the financial media, interviews of the COMPANY Officers by analysts, market makers, broker-dealers, and other members of the financial community.

         c. HCS shall seek to make the COMPANY, its management, its products, and its financial situation and prospects, known to the financial media, financial publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors, and other members of the financial community as well as the public generally.

         d. HCS in providing the foregoing services, shall be responsible for all costs of providing the services, including, but not limited to, out of pocket expenses for postage, delivery service [e. g. Federal Express], telephone charges, compensation to third party vendors, copywriters, staff writers, art and graphic personnel, subcontractors, printing, etc.

         e. HCS'S compensation under this Consulting Agreement shall be deemed to include the above mentioned costs and expenses, unless otherwise expressly provided herein.

         f. Marketing Program: Including but not necessarily limited to, the following components; i] HCS reviews and analyzes all aspects of the COMPANY'S goals and makes recommendations on feasibility and achievement of desired goals. ii] HCS provides through their network, firms and brokers interested in participating and schedules and conducts the necessary due diligence and obtains the required approvals necessary for those firms to participate. HCS interviews and makes determinations on any firms or brokers referred by the COMPANY with regard to their participation. iii] HCS shall be available to the COMPANY to field calls from the firms and brokers inquiring about the COMPANY.

8. TERM OF AGREEMENT
This Agreement shall become effective upon full execution hereof and shall continue thereafter and remain in effect for a period of one [1] year and/or in the case of specific services as described in Addendum "A" attached hereto, until such time as such matters are finalized to the satisfaction of both the COMPANY and HCS. It is expressly acknowledged and agreed by and between the parities hereto that HCS shall not be obligated to provide any services and/or perform any work related to this Consulting Agreement until such time any agrees and/or specific retainer [deposit, initial fee, down-payment] in U. S. funds, and/or other specified and/or agreed valuable consideration, has been received by HCS.

9. WHERE SERVICES SHALL BE PERFORMED
HCS services shall be performed at the main location of HCS, or other such designated location[s] as HCS and the COMPANY agree are the most advantageous for the work to be performed.

10. LIMITATIONS ON SERVICES.
The parties hereto recognize that certain responsibilities and obligations are imposed by Federal and State Securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, HCS agrees as follows:

         a. HCS shall NOT release any financial or other information or data about the COMPANY without the consent or approval of the COMPANY.

         b. HCS shall NOT conduct any meetings with financial analysts without informing the COMPANY in advance of any proposed meeting, the format or agenda of such meeting and the COMPANY may elect to have a representative of the COMPANY attend such a meeting.

         c. HCS shall NOT release any information or data about the COMPANY to any selected or limited person[s], entity, or group if HCS is aware that such information or data has not been generally released or promulgated and the COMPANY requests in writing that said information or data is not to be so released or promulgated.

         d. After notice by the COMPANY of filing for a proposed public offering of securities of the COMPANY, and during any period of restriction on publicity. HCS shall not engage in any public relations efforts not in the normal course without approval of the COMPANY and of counsel for the underwriter[s], if any.

11. DUTIES OF THE COMPANY

         a. The COMPANY shall supply HCS, on a regular and timely basis with all approved data and information about the COMPANY, its management, its products, and its operations and the COMPANY shall be responsible for advising HCS of any facts which would affect the accuracy of any prior data and information previously supplied to HCS so that HCS may take corrective action.

         b. The COMPANY shall promptly supply HCS, with full and complete copies of all filings with all Federal and State Security agencies; with full and complete copies of all shareholder reports and communications whether or not prepared with the assistance of HCS; with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all product/services brochures, sales materials, etc. The COMPANY shall supply to HCS, within fifteen [15] days of executing, this Consulting Agreement, with a list of all stockbrokers and market makers active in the stock of the COMPANY , and a complete list of all its shareholders on 3-1/2 inch computer disk in ASCH delimited format.

         c. HCS reports are not intended to be used in the offering of Securities. Accordingly, clients must agree to each of the points listed below and to indemnify HCS for any breach of the representations and covenants:

                  i. The COMPANY is not presently in a private public offering of Securities, including S-8 or Regulation S, or including any continuing distribution, whether or not exempt, that will not be included prior to the issuance of a HCS research report on the COMPANY, and the COMPANY has no intention of making such an offering during the initial term of this Consulting Agreement. An "evergreen" prospectus for employee stock option and other plans will not preclude issuance of HCS research reports.

                  ii. The COMPANY will notify HCS in writing a minimum of thirty [30] days prior to making any private offering of Securities, including but not limited to S-8 filing or Regulation S.

                  iii. The COMPANY will notify HCS at least thirty [30] days prior to any insider selling of clients stock.

                  iiii. The COMPANY will not use HCS reports in connection with any offering of Securities without the prior written consent of HCS.

         d. In that HCS relies on information provided by the COMPANY for a substantial part of its preparations and reports, the COMPANY must represent that said information is neither false nor misleading, and agrees to hold harmless and indemnify HCS for any breach of these representations and covenants; and the COMPANY agrees to hold harmless and imdenify HCS for any claims relating to the purchase and/or sale of the COMPANY securities occurring out of, or in connection with HCS'S relationship with the COMPANY, including, without limitation, reasonable attorney's fees and other costs arising out of any such claims.

         e. In that HCS shareholders, officers, employees, and/or members of their families may hold a position in and engage in transactions with respect to the COMPANY Securities, and in light of the fact that HCS imposes restrictions on such transactions to guard against trading on the basis of material non-public information the COMPANY shall contemporaneously notify HCS if any information or data being supplied to HCS has not been generally released or promulgated.

12. REPRESENTATION AND INDEMNIFICATION

         a. The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, materials, information, and data which it supplies to HCS and the COMPANY acknowledges its awareness that HCS will rely on such continuing representation in disseminating such information and otherwise performing its investor relations functions.

         b. HCS, in the absence of notice in writing from the COMPANY, will rely on the continuing accuracy of materials, information, and data supplied by the COMPANY.

         c. The COMPANY hereby agrees to hold harmless and indemnify HCS against any claims, demands, suits, loss, damages, etc., arising out of HCS's reliance upon the accuracy and continuing accuracy of such facts, materials, information, and data, unless HCS has been negligent in performing its duties and obligations hereunder.

         d. The COMPANY hereby authorizes HCS to issue, in HCS'S sole discretion, corrective, amendatory, supplemental, or explanatory press releases, shareholder communications and reports, or data supplied to analyst, broker-dealers, market-makers, or any other members of the financial community.

         e. The COMPANY shall cooperate fully and timely with HCS to enable HCS to perform its duties and obligations under this Consulting Agreement.

         f. The execution and performance of this Consulting Agreement by the COMPANY has been duly authorized by the Board of Directors of the COMPANY in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the COMPANY.

         g. The performance by the COMPANY of this consulting Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or by-laws of the COMPANY or any contractual obligation by which the COMPANY may be bound.

         h. The COMPANY activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a Securities broker or dealer under Federal or State Securities laws; any contact between the COMPANY and a potential investor in the COMPANY shall be such that the COMPANY would be acting merely as a finder or as a consultant with respect to such prospective investor obligations under this Agreement.

         i. The execution and performance of this Consulting Agreement by the COMPANY has been duly authorized by the Board of Directors of the COMPANY in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the COMPANY.

         j. The performance by the COMPANY of this Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or by-laws of THE COMPANY or any contractual obligation by which the COMPANY may be bound.

         k. The COMPANY shall promptly deliver to HCS'S a complete due diligence package to include the latest 10-Q , last six [6] months of press releases and all other relevant materials, including, but not limited to corporate reports, brochures, etc.

         l. The COMPANY shall promptly deliver to HCS a list of names and addresses of all shareholders of the COMPANY which it is aware. This shareholder list shall be upgraded at HCS'S request. The COMPANY agrees to furnish to HCS a copy of all DTC sheets on a weekly basis.

         m. The COMPANY shall promptly deliver to HCS a list of all brokers and market makers of the COMPANY'S Securities, known to the COMPANY, which have been following the COMPANY.

         n. Because HCS will rely on such information to be supplied by the COMPANY, all such information shall be true, accurate, complete and not misleading, in all respects.

         o. The COMPANY shall act diligently and promptly in reviewing materials submitted to it by HCS to enhance timely distribution of the materials and shall inform HCS of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date.

         p. The execution and performance of this Consulting Agreement by HCS has been duly authorized by the Board of Directors of HCS in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of HCS.

         q. The performance by HCS of this Consulting Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or by-laws of HCS or any contractual obligation by which HCS may be bound.

         r. HCS'S activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a Securities broker or dealer under Federal or State Securities laws; any contact between HCS and a potential investor in the COMPANY shall be such as that HCS would be acting merely as a finder or consultant with respect to such prospective investor.

13. COMPENSATION

         a. Compensation payable to HCS for all general investor relations services and other services hereunder, including but not limited to acquisition and merger services, shall be paid by the COMPANY to HCS by the means and in the manners as described in "Addendum A", a copy of which is attached hereto and incorporated herein by this reference.

         b. All monies payable hereunder shall be in U. S. funds and drawn on U.
S. banks. The parties acknowledge that in negotiating this fee they recognized that the services will probably not be performed in equal monthly segments, but may be substantial during the earlier portion of the term and less thereafter as relationships and communication lines are established. Thus, part of the compensation for earlier services will be deferred and therefore any lessening of services shall not constitute a breach or termination hereof and the level fee shall continue.

         c. For all special services, not within the scope of this Consulting Agreement, the COMPANY shall pay to HCS such fee[s] as, when, the parties shall determine in advance of performance of said special services, provided the COMPANY has agreed to said special services.

14. BILLING AND PAYMENT
Monthly fees or payments shall be due and payable without billing. Billing and payments for special services shall be as agreed on a case to case basis. The COMPANY acknowledges and agrees that deposits, initial payments, down payments, partial payments, payments for special services, monthly fees or monthly payments shall be by wire to HCS'S bank account upon execution of any agreement or agreements, or; upon payment due date in the case of monthly fees or monthly payments, or; in the case of special services by the first day of the preceding month that work is scheduled to be performed, unless expressly provided otherwise in writing, and that if such funds are not received by HCS by said date the COMPANY shall pay to HCS an additional operations charge equal to one percent [1%] for each day said funds are not received.

15. HCS AS AN INDEPENDENT CONTRACTOR
HCS shall provide said services as an independent contractor, and not as an employee of the COMPANY or of any company affiliated with the COMPANY. HCS has no authority to bind the COMPANY or any affiliate of the COMPANY to any legal action, contract, agreement, or purchase, and such action cannot be construed to be made in good faith or with the acceptance of the COMPANY; thereby becoming the sole responsibility of HCS. HCS is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all benefits afforded the COMPANY employees. HCS shall be solely responsible for any Federal, State, or Local taxes, and should the COMPANY for any reason be required to pay taxes at a later date, HCS shall reassure such payment is made by HCS, and not by the COMPANY. HCS shall be responsible for all workers compensation payments and herein holds the COMPANY harmless for any and all such payments and responsibilities related hereto.

16. HCS NOT TO ENGAGE IN CONFLICTING ACTIVITIES
During the term of this Consulting Agreement, HCS shall not engage in any activities that directly conflicts with the interests of the COMPANY. The COMPANY hereby acknowledges notification by HCS and understands that HCS does, and shall, represent and service other and multiple clients in the same manner as it does the COMPANY, and that the COMPANY is not an exclusive client of HCS.

17. TRADE SECRETS AND INVENTIONS
HCS shall treat as proprietary any and all information belonging to the COMPANY, its affiliates, or any third parties, disclosed to HCS in the course of its performance of HCS services. HCS assigns and agrees to assign the COMPANY or its nominee all rights in invention and or other proprietary information conceived by HCS during the term of this Consulting Agreement with respect to any and all work performed under said Agreement.

18. INSIDE INFORMATION -- SECURITIES VIOLATIONS
In the course of the performance of this Consulting Agreement it is expected that specific sensitive information concerning the operations of the COMPANY'S business, and/or affiliate companies shall come to the attention and knowledge of HCS. In such event HCS will not divulge, discuss, or otherwise reveal such information to any third parities.

19. DISCLOSURE
HCS is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of the COMPANY. It is mutually understood that prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any activity HCS may be involved with on behalf of the COMPANY.

20. WARRANTY AGAINST CONTEMPLATION OF AGREEMENT RELATED CORRUPT PRACTICES
HCS represents and warrants that all payments and other valuable considerations paid or to be paid under this Consulting Agreement constitutes compensation for services rendered; that this Consulting Agreement and all payments and other valuable considerations and the use of those payments and other valuable considerations are non-political in nature; and that said payments and other valuable considerations do not influence, sway or bribe any government or municipal party, either domestic or foreign, in any way.

21. AMENDMENTS
This Consulting Agreement may be modified or amended, provided such modifications or amendments are mutually agreed upon by and between the parties hereto and that said modifications and amendments are made in writing and signed by both parties.

22. SEVERABILITY
If any provision of this Consulting Agreement shall be held to the contrary to law, invalid or unenforceable, for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Consulting Agreement is contrary to law, invalid or unenforceable, and that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

23. TERMINATION OF AGREEMENT
This Consulting Agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph eight [8] above, except as follows:

         a. Upon the bankruptcy or liquidation of the other party; whether voluntarily or involuntarily;

         b. Upon the other party taking the benefit of any insolvency law;
            and/or

         c. Upon the other party having or applying for a receiver appointed for either party;

         d. As provided for in Paragraph twenty-eight [28] below.

24. ATTORNEY FEES
In the event either party is in default of the terms or conditions of this Consulting Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default, including all costs, reasonable attorney fees, expenses and court costs through trial, appeal and to final disposition.

25. RETURN OF RECORDS
Upon termination of this Consulting Agreement, HCS shall deliver any and all records, notes, data, memorandum, models and equipment of any nature that are in control of HCS that are the property of or relate to the business of the COMPANY.

26. NON-WAIVER
The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way effect such party's right subsequently to require full performance hereunder.

27. DISCLAIMER BY HCS
HCS shall be the preparer of certain promotional materials, and; HCS makes no representation to the COMPANY or others that; [a] its efforts or services will result in any enhancement to the COMPANY [b] the price of the COMPANY'S publicly traded Securities will increase [c] any person will purchase the COMPANY'S Securities, or [d] any investor will lend money to and/or invest in or with the COMPANY.

28. EARLY TERMINATION
In the event the COMPANY fails or refuses to cooperate with HCS, or fails or refuses to make timely payment of the compensation set forth above and/or in "Addendum A" , HCS shall have the right to terminate any further performance under this Consulting Agreement. In such event, and upon notification thereof, all compensation shall become immediately due and payable and/or deliverable, and HCS shall be entitled to receive and retain the same liquidated damages and not as a penalty, in lieu of all other remedies the parties hereby acknowledge and agree that it would be too difficult currently to determine the exact extent of HCS'S damages, but that the receipt and retention of such compensation is a reasonable present estimate of such damage.

29. LIMITATION OF HCS LIABILITY
In the event HCS fails to perform its work or services hereunder, its entire liability to the COMPANY shall not exceed the lesser of; [a] the amount of cash compensation HCS has received from the COMPANY under Paragraph thirteen [13] above; [b] the amount of cash compensation HCS has received from the COMPANY under "Addendum A"; or [c] the actual damage to the COMPANY as result of non-performance. In no event shall HCS be liable to the COMPANY for any indirect, special or consequential damages, nor for any claim against the COMPANY by any person or entity arising from or in any way related to this Consulting Agreement.

30. OWNERSHIP OF MATERIALS
All rights, title and interest in and to materials to be produced by HCS in connection with this Consulting Agreement and other services to be rendered under said Consulting Agreement shall be and remain the sole and exclusive property of HCS, except in the event the COMPANY performs fully and timely its obligations hereunder; the COMPANY shall be entitled to receive, upon written request, one [1] copy of all such materials.

31. AGREEMENT NOT TO HIRE
The COMPANY understands and appreciates that HCS invested a tremendous amount of time, energy and expertise in the training of its employees and education of its sub contractors to be able to provide the very services the COMPANY desires. The COMPANY further understands that in the event an employee or sub contractor of HCS is enticed to leave, then HCS shall be damaged in an amount to the parties are incapable of calculating at the present time. Therefore, the COMPANY agrees not to offer employment or sub contractor status to any employee or sub contractor of HCS, nor to allow any employee, officer, director, shareholder, or consultant of the COMPANY to offer such employment or sub contractor status with the COMPANY or any other company, concern, venture or entity with whom officers directors, or consultants of the COMPANY are employed, associated or hold a financial stake in for a period of three [3] years from the date of expiration or termination hereof. Further, in the event an employee or sub contractor of HCS leaves the employ of or dissolves or breaks association with HCS and subsequently establishes employment or association of any kind with another investor relations or other type of competing firm of HCS, the COMPANY agrees not to do business with such other investor relations or competing firm for a period of three [3] years from the date of expiration or termination hereof.

32. MISCELLANEOUS

         a. Effective date of representations shall be no later than the date of execution by the parties of this Consulting Agreement.

         b. Currency; In all instances, references to dollars shall be deemed to be United States Dollars.

         c. Stock; In all instances, reference to stock shall be deemed to be unrestricted and free trading.

33. NOTICES
All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given by either personal delivery, certified mail, express mail, or other national overnight courier services. Notices shall be deemed given upon the earlier of actual receipt or three [3] business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice. Any notice required or permitted by this Consulting Agreement to be given shall be given to the respective parties at the address first written above, on page one [1] of this Consulting Agreement.

34. FIRST RIGHT OF REFUSAL ON INVESTMENT BANKING SERVICES
The parties agree that during the term of this Consulting Agreement, HCS shall have first right of refusal to provide the COMPANY with any fund raising and/or investment banking services, provided that HCS has the ability to provide the same or equivalent services needed or requested by the COMPANY, and at a compensation to HCS equal to, or in a lesser amount, than which the COMPANY can obtain said services from another alternative provider. HCS shall have five [5] days upon written notice from the COMPANY in which to match or exceed such requested services at a compensation rate equal to or less than offered by an other alternative provider of said services.

35. PARENT AND SUBSIDIARY COMPANIES OR ENTITIES
This consulting Agreement applies to all parent or subsidiary companies or entities of the COMPANY.

36. EXCLUSIVE WITH RESPECT TO PARTNERSHIP
The parties agree that, in no way, shall this Consulting Agreement be construed as being an act of partnership between the parties hereto and that no party hereto shall have, as a result of the executing of this Consulting Agreement, any liability for the commitments of any other party of any type, kind or sort.

37. TRAVEL COMPENSATION AND REIMBURSEMENT
In the course of HCS providing services necessary hereunder, on behalf of or for the COMPANY during the term of this Consulting Agreement, the COMPANY shall pay to, or reimburse HCS for any travel expenses incurred by HCS that are not specifically described elsewhere herein, provided that the COMPANY has been notified in advance by HCS of the nature and the cost of any such required travel and the amount of travel compensation and/or reimbursement related thereto. Travel expenses shall be deemed to include, but not limited to, transportation expenses hotel expenses, airline fares, taxi fares, toll road fees, reasonable food expenses and reasonable gratuities related thereto. The COMPANY shall have the right to book airline reservations, hotels, etc., itself on behalf of HCS within five [5] days upon written notice for the requirement thereof from HCS.

38. TIME IS OF THE ESSENCE
Time is hereby expressly made of the essence of this Consulting Agreement with respect to the performance by the parties of their respective obligations hereunder.

39. ENUREMENT
This Consulting Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, assigns and any addendas attached hereto.

40. ENTIRE AGREEMENT
This Consulting Agreement contains the entire Agreement of the parties and may be modified or amended only by agreement in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. It is declared by both parties that there are no oral or other agreements or understandings between them affecting this Consulting Agreement, or relating to the business of HCS. This Agreement supersedes all previous agreements between HCS and the COMPANY.

41. APPLICABLE LAW
This Agreement is executed pursuant to and shall be interpreted and governed for all purposes by the laws of the State of Florida for which the Courts in Seminole County, Florida shall have jurisdiction. If any provision of this Consulting Agreement is declared void, such provision shall be deemed severed from this Consulting Agreement, which shall otherwise remain in full force and effect.

42. ACCEPTANCE BY HCS
This Consulting Agreement is not valid or binding upon HCS unless and until executed by its President or other duly authorized executive officer of HCS at its home office in Altamonte Springs, Florida.

43. EXECUTION IN COUNTERPART; TELECOPY - FACSIMILE
This Consulting Agreement may be executed in counterparts, not withstanding the date or dates upon which this Consulting Agreement is executed and delivered by any of the parties, and shall be deemed to be an original and all of which will constitute one and the same Agreement, effective as of the reference date first written above. The fully executed telecopy [facsimile] version of this Consulting Agreement shall be construed by all parties hereto as an original version of said Consulting Agreement.

44. DISCLAIMER
HCS is in the business of investor/public relations and other related business, as previously stated above, and in no way proclaims to be an investment advisor and/or stock or Securities broker. HCS is not licensed as a stock or Securities broker and is not in the business of selling such stocks or Securities or advising as to the investment viability or worth of such stocks or Securities.


IN WITNESS WHEREOF, the parties hereto have set their hands in execution of this Consulting Agreement


For and in behalf of: the COMPANY:        For and in behalf of: HCS


By: _________________________________     By: _________________________________
                                              Harry C. Stone / President
Title: ______________________________


       Date __________________________        Date ____________________________




                              CONSULTING AGREEMENT

                                  ADDENDUM "A"

[A.] The COMPANY acknowledges and agrees HCS shall not provide or continue to provide services until all such fees are paid. The COMPANY acknowledges that it has verified with its Corporate Council, Accountants, Corporate Officers, Board of Directors, Executive decision makers, and appropriate stock exchanges that said stock can, in fact, be timely delivered to HCS as agreed.

[B.] VALUABLE COMPENSATION DUE HCS - Total dollar value;
                  Sixty thousand dollars [$60,000.00]

SEE PAGE TWO OF ADDENDUM "A"





For and in behalf of: the COMPANY:        For and in behalf of: HCS


By: _________________________________     By: _________________________________
                                              Harry C. Stone / President
Title: ______________________________


       Date __________________________        Date ____________________________




                              CONSULTING AGREEMENT

                                  ADDENDUM "A"


[1.] It is mutually agreed by and between the parities hereto that in the event HCS opts or agrees to accept the COMPANY'S stock, either now or in the future, as full or partial payment for any part or portion of HCS's compensation or fee under this Consulting Agreement, that the number of shares necessary for such an equal value alternative compensation shall be determined pursuant to a formula or computation that discounts the stock from the bid price at a rate of one hundred percent [100%] based solely on the ten [10] day previous average bid price as of the date of execution of this Consulting Agreement, or such other subsequent written agreement to accept said stock as alternative compensation.

[2.] In the event the price of the stock declines before HCS is in receipt of said stock, the COMPANY agrees to increase the number of shares accordingly in order to appropriately maintain the agreed upon equal dollar value compensation as determined by the applicable formula or computation as specified and provided for herein above.

[3.] The COMPANY agrees that in the event the stock has not been received in HCS'S account within ten [10] days of the date of execution of this Consulting Agreement or any subsequent written agreements related hereto, the COMPANY shall pay to HCS in U. S. funds, an additional amount equal to five percent [5%] of such equal value alternative compensation as liquidation damages. This shall continue for each and every ten [10] day period said stock is not received by HCS. Said funds to be wired to HCS'S account, without notice, within three [3] days of any such default.

[4.] The COMPANY acknowledges and agrees HCS shall not provide or continue to provide services until all such fees are paid. The COMPANY acknowledges that it has verified with its Corporate Council, Accountants, Corporate Officers, Board of Directors, Executive decision makers, and appropriate stock exchanges that said stock can, in fact, be timely delivered to HCS as agreed.

[5.] VALUABLE COMPENSATION DUE HCS - Total U.S. dollar value:
         Sixty thousand dollars [$60,000.00]

SEE ADDENDUM "B" OPTIONS

For and in behalf of: the COMPANY:        For and in behalf of: HCS


By: _________________________________     By: _________________________________
                                              Harry C. Stone / President
Title: ______________________________


       Date __________________________        Date ____________________________